Exhibit 99.2
               December 15, 2008
Dear Investor:
     2008 will be remembered as one of the most tumultuous years we have experienced since the Great Depression of the 1930’s. In particular, the shocks impacting the financial services industry in terms of both systemic crisis and failures and the changing landscape have been staggering. One of our investors, PRB Advisors, LLC, stated the following in their third quarter report:
     “The extreme volatility in financial stocks and virtually every asset class has been manic over the last two months. The shifting landscape has left market participants dazed and confused, for good reason. We have witnessed in a very short time frame the failure of a broker (Lehman), the failure of the country’s largest thrift (Washington Mutual), government receivership of a large insurance company (AIG) and the two large government-sponsored mortgage companies (Fannie & Freddie). In addition, we had the shot-gun marriages of Merrill Lynch, Wachovia and National City. Government intervention has been off the charts with the SEC restricting short sales, the FDIC raising deposit insurance limits and the Fed and Treasury bailing out money markets, commercial paper and bank balance sheets.”
     Since their report, which was issued in early November, 2008, Sovereign Bank was added to the shot-gun marriage list, Citicorp was added to the government intervention list and the government sponsored financial bail-out plans appear to change day to day. The dysfunction in the credit markets, which seemed to peak right after the Lehman failure, has been tempered due to the level of the Federal stimulus and credit markets have reacted positively to the massive liquidity provided by the U.S. Treasury. However, concerns over the depth and length of the recession we are experiencing, along with market volatility, remain.

     The U.S. Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Plan, which is providing a defined level of Tier #1 capital in the form of preferred stock available for all U.S. Banks, will be a significant benefit for the industry because it is reasonably priced capital at a time when new capital for small institutions is unavailable. First Priority Financial Corp. (“FPFC”) has applied for the TARP capital and we expect to participate in the program once all of the terms and conditions are defined by the Treasury. As I am sure you have read in the press, the program has undergone many changes since its introduction; however, applications for non-trading public companies were due by December 8, 2008. We view the program as a positive for our Bank as it will provide very favorable priced new capital which can support future balance sheet growth and flexibility for our Bank. If final terms and conditions are not acceptable, FPFC can opt out of the program.
     With regard to First Priority’s status during these difficult times, we believe we are coping well. Our Company continues to grow, our capital levels are sound, our credit quality is strong, our deposit base is stable and our operating performance continues to improve. In times like this, safety and soundness is the main concern and First Priority Bank is safe, sound and strong!
     Our third quarter financial release is enclosed. Highlights of our operating performance follow:
>	Operating results improved 19% as the loss in the third quarter, 2008 totaled $794,000 or $.25 per share versus $982,000 or $.31 per shares in the second quarter of this year. It is important to note that our Company includes two de-novos — First Priority Bank, which opened in January, 2006, and the former Prestige Community Bank, which opened in October, 2007.

>	Asset quality is strong. There were no additional problem loans in the quarter, we have no exposure to sub prime borrowers and there are no investment securities in our portfolio with sub prime credit exposure.

>	Capital, which is the foundation of our business, remained strong at $20.3 million, or 10.2% of assets, at the end of the third quarter. All capital ratios for First Priority Bank exceed regulatory requirements to be classified as “well capitalized” under capital adequacy guidelines.

     Our economy and our landscape are experiencing significant change and volatility. First and foremost, we are operating First Priority Bank and FPFC in a conservative and prudent manner. We are monitoring our loan portfolio closely and are pro-active as the loss of wealth and the decline in values experienced in 2008, along with the recession, may have an impact on credit quality in the future. We are continuing to grow our loan portfolio and we believe that consolidation in our market will provide opportunities to expand our business. And, we are taking meaningful steps to reduce our operating costs and continue to improve operating results as we develop First Priority Financial Corp.
     On November 14, 2008, First Priority Bank celebrated its third anniversary, thereby advancing our Company beyond “de-novo” status under regulatory definition. As we enter our fourth year this January, our landscape is very different than it was when we first opened. Although some of our initial projections have been delayed, we believe the opportunities that lie ahead in 2009 and 2010 will have great potential for our Company. We look forward to those opportunities with cautious optimism.

Very truly yours,

David E. Sparks
Chairman & Chief Executive Officer
DES/ns
Enclosure

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